Exhibit 23.6

March 14, 2011

Board of Directors

Qihoo 360 Technology Co. Ltd.

Block 1, Area D, Huitong Times Plaza

No. 71 Jianguo Road, Chaoyang District

Beijing 100025

People’s Republic of China

Subject:	WRITTEN CONSENT OF AMERICAN APPRAISAL CHINA LIMITED

We hereby consent to the references to our name and our final appraisal reports addressed to the board of directors of Qihoo 360 Technology Co. Ltd. (“Qihoo” or the “Company”), and to references to our valuation methodologies, assumptions and conclusions associated with such reports, in the registration statement on Form F-1 of the Company and any amendments thereto (the “Registration Statement”) filed or to be filed with the U.S. Securities and Exchange Commission (the “SEC”). We further consent to the filing of this letter as an exhibit to the Registration Statement.

In reaching our value conclusions, we relied on the accuracy and completeness of the financial statements and other data provided by the Company and its representatives. We did not audit or independently verify such financial statements or other data and take no responsibility for the accuracy of such information.  The Company determined the fair values and our valuation reports were used to assist the Company in reaching its determinations.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the SEC (the “Act”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act.

Yours faithfully,

/s/ American Appraisal

AMERICAN APPRAISAL CHINA LIMITED